Exhibit 23.5

Consent of Qualified Person

I, Tarryn Flitton, Chairperson of the Mineral Resource and Mineral Reserve Leadership Team, am responsible for overseeing, and this consent pertains to, the Technical Report Summaries for each respective material mining property of AngloGold Ashanti plc (“AngloGold Ashanti”), dated 31 December 2021, 31 December 2022 or 31 December 2023, as applicable (the “Technical Report Summaries”) as required by Item 601(b)(96) of Regulation S-K and filed as exhibits to AngloGold Ashanti’s annual report on Form 20-F for the year ended 31 December 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”).

I hereby consent to the incorporation by reference of the following items, as included in the Form 20-F, into AngloGold Ashanti’s registration statement on Form S-8 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-8”):

●	the Technical Report Summaries, as exhibits to the Form 20-F;

●	the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summaries; and

●
any extracts from, or summary of, the Technical Report Summaries in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summaries, or portions thereof, that is included or incorporated by reference into the Form 20-F.

Date:  25 April 2024

/s/Tarryn Flitton
Tarryn Flitton